EXHIBIT 10.1

2006 Base Salaries

For Executive Officers of

Ceradyne, Inc.

Name	Title	2006 Base Salary*
Joel P. Moskowitz	Chairman of the Board, Chief Executive Officer and President	$475,000
David P. Reed	Vice President, and President of North American Operations	$257,000
Jerrold J. Pellizzon	Chief Financial Officer and Corporate Secretary	$234,000
Bruce Lockhart	Vice President, and President of Thermo Materials Division	$121,000
Jeffrey J. Waldal	Vice President, and President of Semicon Associates Division	$121,000
Marc A. King	Vice President of Armor Operations	$148,000
Michael A. Kraft	Vice President of Sales, Marketing and Business Development	$186,000
Alvin Gerk	Vice President Operations	$166,000

*	Ceradyne is an “at will” employer. The expression of base salaries in annual amounts does not imply that there is an agreement to employ any executive officer for any specific period of time.